Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Blackbaud, Inc. 2016 Equity And Incentive Compensation Plan Amended and Restated as of June 10, 2026 of our reports dated February 18, 2026 with respect to the consolidated financial statements of Blackbaud, Inc. and the effectiveness of internal control over financial reporting of Blackbaud, Inc. included in its Annual Report (Form 10‑K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
June 12, 2026